                                                                   EXHIBIT 10.10

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                       STOCK AND UNIT PURCHASE AGREEMENT



                                  by and among


            JOINT ENERGY DEVELOPMENT INVESTMENTS LIMITED PARTNERSHIP

                                      and

                            TITAN RESOURCES I, INC.
                                      AND
                             TITAN RESOURCES, L.P.



                               December 11, 1995



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

                               TABLE OF CONTENTS


1.       Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.       Purchase and Sale of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

3.       Concurrent Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

4.       Representations and Warranties of Titan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         4.1     Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         4.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         4.3     Authorization and Validity of Agreement and Related Documents  . . . . . . . . . . . . . . . . . . . . 9
         4.4     Consents and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.5     No Amendments to Governing Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.6     Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.7     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.8     Status of Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.9     Permits and Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.10    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.11    Environmental Laws and Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.12    Production Balances and Penalties; Other Production Sales Matters  . . . . . . . . . . . . . . . . .  13
         4.13    Well Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.14    Current Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.15    Litigation and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.16    Production Burdens, Taxes, Expenses and Revenues . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.17    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.18    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.19    Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.20    Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.21    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.22    No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.23    Governmental Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.24    Reserve Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.25    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

5.       Representations and Warranties of JEDI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.1     Authorization and Validity of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.2     Consents and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.3     No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.4     Compliance with Securities Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17





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

         5.5     Acknowledgment of Risks; Availability of Information;
                 Independent Engineering. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

6.       Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.1     Financial Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.2     Amendment of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.3     ERISA Status of JEDI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

7.       Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         7.1     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         7.2     Demands  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         7.3     Claim Cap  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

8.       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         8.1     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         8.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         8.3     Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.4     Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.5     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.6     Entire Agreement; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.7     Binding Effect and Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.8     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.9     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.10    Singular and Plural  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.11    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                                   SCHEDULES



Schedule 1.1              Oil and Gas Properties
Schedule 4.2              Capitalization
Schedule 4.4              Consents and Approvals; No Violations
Schedule 4.6              Properties of the General Partner
Schedule 4.7              Contracts
Schedule 4.11.1           Environmental Laws and Regulations
Schedule 4.11.2           Environmental Assessment Reports
Schedule 4.12             Production Balances and Penalties; Other Production
                           Sales Matters
Schedule 4.14             Current Commitments
Schedule 4.19             Other Liabilities


                                   EXHIBITS
                                   --------

Exhibit A                 Amendment No. 1 to Agreement of Limited Partnership
Exhibit B                 First Amendment to Bylaws
Exhibit C                 Amended and Restated Voting and Shareholders Agreement
Exhibit D                 Amendment No. 1 to Registration Rights Agreement
Exhibit E                 Designation Agreement
Exhibit F                 Agreement Re: Conversion Event
Exhibit G                 Advisory Services Contract
Exhibit H                 Officer's Certificate of Titan Resources I, Inc.
Exhibit I                 Opinion of Thompson & Knight

                       STOCK AND UNIT PURCHASE AGREEMENT



     This Stock and Unit Purchase Agreement (the "Agreement"), dated as of December 11, 1995, is made and entered into by and among Joint Energy Development Investments Limited Partnership, a Delaware limited partnership ("JEDI"), Titan Resources, L.P., a Texas limited partnership (the "Partnership"), and Titan Resources I, Inc., a Texas corporation and the sole general partner of the Partnership (the "General Partner"). The Partnership and the General Partner are referred to herein together as "Titan."

                              W I T N E S S E T H:

     WHEREAS, JEDI desires to purchase shares of common stock, par value $0.01 per share (the "Common Stock"), of the General Partner and limited partnership units of the Partnership (the "Units") on the terms and subject to the conditions set forth herein;

     NOW THEREFORE, for and in consideration of the mutual covenants contained herein and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

     "Affiliate": as to any Person, any other Person that directly or indirectly controls or manages, is controlled or managed by or is under common control or management with the party. As used in the preceding sentence, control includes control of the management and policies of another Person, whether through the ownership of voting securities, partnership interests, by contract or otherwise; and without limiting the foregoing, it shall be deemed that the ownership of more than 50% of the voting securities, partnership interests or percentage interest of another Person shall be deemed to meet such control test.

     "Agreement": as defined in the introduction hereto.

     "Acquisition": the Partnership's acquisition of certain West Texas and New Mexico oil and gas properties being sold by Anadarko Petroleum Corp. and contemporaneously therewith the Partnership's entering into the Credit Agreement.

     "Anadarko Agreement": the Purchase and Sale Agreement between Titan and Anadarko Petroleum Corp. pertaining to the Acquisition, as in effect on the date hereof.

     "Casualty Loss": any destruction by fire, blowout, storm or other casualty or any taking, or pending or threatened taking, in condemnation or expropriation or under the right of eminent domain of any properties or portion thereof.

     "Code": the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

      "Common Stock": as defined in the preamble hereto.

     "Contract": any enforceable contract, agreement or instrument, including, without limitation, supply contracts, customer agreements, any mortgages, leases of personal property, deeds of trust, notes or guarantees, pledges, liens, or conditional sales agreements to which the Person referred to is a party or by which any of its assets may be bound, but excluding Leases and Employee Benefit Plans.

     "Credit Agreement": that certain Credit Agreement entered into between the Partnership and Texas Commerce Bank National Association as of December __, 1995, providing for at least $43.5 million in debt financing to the Partnership ($35 million in the event Anadarko elects to sell certain properties to third parties).

     "Defensible Title": such title as (i) will enable the Partnership to receive from each well listed on Schedule 1.1 the "Net Revenue Interest" for such wells identified on Schedule 1.1, without reduction, suspension or termination throughout the productive life of such well, except as expressly set forth on Schedule 1.1; (ii) will obligate the Partnership to bear no greater working interest than the "Working Interest" for each of the wells identified on Schedule 1.1 as being associated with a particular Oil and Gas Property, without increase throughout the productive life of such well, except as expressly set forth on Schedule 1.1; and (iii) is free and clear of all Encumbrances, except for Permitted Encumbrances.

     "ECT Securities": ECT Securities Corp., a Delaware corporation.

     "Employee Benefit Plans": any employee benefit plans, policies, programs and arrangements and all related contracts, agreements and other descriptions thereof with respect to the employee benefits provided to the employees of the General Partner or the Partnership.

     "Employment Agreement": the Employment Agreement dated as of March 31, 1995, among Hightower, the General Partner and the Partnership.

     "Encumbrances": liens, security interests, pledges, proxies, shareholder agreements, voting agreements or trusts, options, rights of first refusal, easements, mortgages, deeds of trust, rights-of-way, restrictions, encroachments, licenses, or any other encumbrances, claims and other restrictions or limitations on the use or ownership of real or personal property.

     "Environmental Claim": any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law (cumulatively and for purposes of this definition, "Environmental Claims"), including without limitation (i) any and all Environmental Claims by governmental authorities for enforcement, cleanup, removal, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

     "Environmental Law": any federal, state or local statute, law, rule, regulation, ordinance, code, permit, policy or rule of common law and in each case as amended and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to Hazardous Materials, the environment or health relating to or arising from environmental conditions, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended 42 U.S.C. Section 9601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 5101 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and relevant state and local laws.

     "Environmental Liabilities": any and all Liabilities arising from, based upon, associated with or related to (i) any Environmental Claim, (ii) any Environmental Law or (iii) the presence, handling, management, storage, transportation, processing, treatment, disposal, release, threatened release, migration or escape of Hazardous Materials, (including, without limitation, all costs arising under any theory of recovery, in law or at equity), whether based on negligence, strict liability, or otherwise, including, without limitation, remediation, removal, response, restoration, abatement, investigative, monitoring, personal injury, and property damage costs and all other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations (including interest paid or accrued, attorneys' fees, and court costs).

     "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to

ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

     "Exchange Act": the Securities Exchange Act of 1934, as amended, or any successor federal statute and the rules and regulations promulgated thereunder.

     "Financial Advisory Services Contract": the Financial Advisory Services Contract dated as of March 31, 1995, between the Partnership and NGP, as amended on the date hereof.

     "First Union": First Union Capital Corporation.

     "First Union Purchase Agreement" that certain Stock and Unit Purchase Agreement between First Union, the Partnership and the General Partner, a true and complete copy of which has been supplied to JEDI.

     "General Partner": as defined in the introduction hereto.

     "Hazardous Materials": any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "pollutants," "regulated substances" or words of similar import under any applicable Environmental Law, including but not limited to any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, radon gas and urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls.

     "Hedge Agreements": as defined in Section 4.7.4.

     "Hightower":  Jack D. Hightower.

     "Intellectual Property": domestic and foreign patents, patent applications, registered and unregistered trademarks, service marks, trade names and logos, registered and unregistered copyrights, computer programs, data bases, trade secrets, methods, designs, processes, procedures, proprietary information and any other intangible property used in or associated with the conduct of Titan's business and the ownership of the assets of Titan, including all of Titan's rights to any such property which is owned by and licensed from others.

     "Interim Balance Sheet": as defined in Section 4.17.

     "JEDI": as defined in the introduction hereto.

     "Liabilities": any and all direct or indirect demands, claims, notices of violation, filings, investigations, administrative proceedings, causes of action, suits, other legal proceedings, payments, charges, judgments, assessments, liabilities, damages, deficiencies, penalties, fines, obligations, responsibilities, costs and expenses paid or incurred, or diminutions in value of any kind or character (whether or not asserted prior to the date hereof, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, accrued, absolute, contingent or otherwise), including, without limitation, (i) penalties and interest on any amount payable to a third party as a result of the foregoing, (ii) any legal or other expenses reasonably incurred in connection with investigating or defending any claim, demand or legal proceeding, whether or not resulting in any liability, and (iii) all amounts paid in settlement of claims, demands, or legal proceedings.

     "Limited Partnership Agreement": the Agreement of Limited Partnership of the Partnership dated as of March 31, 1995, as amended on the date hereof.

     "Material Adverse Effect": any event or occurrence which could reasonably be expected to result in a liability to Titan of more than $1,000,000 or would substantially interfere with the ability of Titan to conduct its business.

     "Material Contract": any Contract which requires special authorization by the General Partners Board of Directors pursuant to Article Four of the General Partner's bylaws.

     "NGP": Natural Gas Partners, L.P., a Delaware limited partnership, and Natural Gas Partners II, L.P., a Delaware limited partnership.

     "Non-Compete Agreements": those certain Confidentiality and Non-Compete Agreements, each dated March 31, 1995, by and between the Partnership, the General Partner and one of the following individuals: Messrs. Benfatti, Colwell, Moore, Staley and Woodard..

     "Oil and Gas Property": all rights, titles, interests and estates in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, licenses, concessions, farmout rights, royalty, overriding royalty or other non-working or carried interests, operating rights, net profit and production payment interests, any reserved or residual interest of whatever nature and any other mineral rights of every nature and any rights that arise by operation of law or otherwise.

     "Option Plan": the Option Plan of the Partnership effective as of March 31, 1995.

     "Options": any options issued or to be issued under the Option Plan.

     "Partnership": as defined in the introduction hereto.

     "Permitted Encumbrances": (i) lessors' royalties, overriding royalties, division orders, reversionary interests, and similar burdens that do not operate to reduce the net revenue interest of the Partnership in any of the Oil and Gas Properties to less than the amount set forth therefor on Schedule 1.1, (ii) the Contracts insofar as they do not operate to increase the working interest of the Partnership set forth on Schedule 1.1 for any of the Oil and Gas Properties or decrease the net revenue interest of the Partnership set forth on Schedule 1.1 for any of the Oil and Gas Properties; (iii) liens for taxes, assessments or other governmental charges or levies not yet due; (iv) operators', vendors', repairmen's, mechanics', workmen's, materialmen's,or other like liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties in respect of obligations which are not yet due and payable or are being contested in good faith, for which reserves or other provisions, if appropriate, have been made and reflected in the Interim Balance Sheet; (v) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations, and minor defects, irregularities and deficiencies in title which individually or in the aggregate will not have a Material Adverse Effect; and (vi) any Encumbrances securing the indebtedness incurred pursuant to the terms of the Credit Agreement.

     "Permits": any license, permit, franchise, consent, approval, certification or authority granted by any Person.

     "Person": any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other department or agency thereof or any other legally recognized entity.

     "Purchase Price": as defined in Section 2 hereof.

     "Registration Rights Agreement": the Registration Rights Agreement, dated as of March 31, 1995, among Hightower and NGP, as amended on the date hereof.

     "Related Documents": the documents and instruments delivered concurrently with this Agreement to the extent the referenced party is a party thereto, including, without limitation, the documents and instruments set forth in
Section 3 hereof.

     "Securities":  as defined in Section 2 hereof.

     "Shareholders Agreement": the Voting and Shareholders Agreement dated as of March 31, 1995 among the General Partner, Hightower and NGP, as amended on the date hereof.

     "Substances": all severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description produced from the Oil and Gas Properties.

     "Tax": any net income, alternative or add-on minimum tax, advance, corporation, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, withholding, payroll, employment, excise, stamp or occupation tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty imposed by any governmental authority with respect thereto, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other entity.

     "Titan": as defined in the introduction hereto.

     "Units": as defined in the preamble hereto.

Other terms may be defined elsewhere in the text of this Agreement. The words "hereof," "herein" and "hereunder," and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The terms defined in the neuter or masculine gender shall include the feminine, neuter and masculine genders, unless the context clearly indicates otherwise. Reference to the "best knowledge" of a Person or words of similar import shall mean the actual or constructive best knowledge of such Person after reasonable due diligence by such Person as to the facts and circumstances addressed.

     2. Purchase and Sale of Securities. On the date hereof JEDI shall purchase and the Partnership and the General Partner, as applicable, shall sell
(i) 5,135 shares of Common Stock and 5,083,650 Units (together the "Securities") for an aggregate purchase price of $10 million (the "Purchase Price"), allocated as follows: $9.9 million to the Units and $100,000 to the Common Stock.

     3. Concurrent Actions. Concurrently with the execution of this Agreement, the following actions have taken place:

               3.1 JEDI has delivered $10 million by wire transfer to the General Partner, of which $9.9 million shall be for the purchase of the Units and $100,000 shall be for the purchase of the Common Stock, and contemporaneously therewith the General Partner shall deliver to JEDI certificates representing the 5,135 shares of Common Stock;

               3.2 The Partnership, the General Partner and the requisite number of partners of the Partnership have entered into an amendment of the Limited Partnership Agreement, including an amendment to Schedule 1 thereof to evidence JEDI's purchase of the Units issued in accordance herewith in the form attached as Exhibit A;

               3.3 JEDI has executed a signature page to the Limited Partnership Agreement and any other adoption agreements to other documents to which it is intended to be a party in connection with this Agreement;

               3.4 JEDI has received evidence of adoption of amendments to the Bylaws of the General Partner by the Board of Directors and, if applicable, the shareholders of the General Partner in the form attached as Exhibit B;

               3.5 JEDI, Hightower, NGP (and First Union, if applicable) have entered into an amendment and restatement of the Voting and Shareholders Agreement in the form attached as Exhibit C;

               3.6 JEDI, Hightower, NGP (and First Union, if applicable) have entered into an amendment to the Registration Rights Agreement in the form attached as Exhibit D;

               3.7 The General Partner has delivered to JEDI evidence of the consent of (i) the limited partners of the Partnership in accordance with the terms of the Limited Partnership Agreement to the waiver of the preemptive rights of the limited partners under Section 3.2 of the Limited Partnership Agreement and (ii) the shareholders of the General Partner in accordance with the terms of the Articles of Incorporation to the waiver of the preemptive rights of the shareholders under Article 11 of the Articles of Incorporation;

               3.8 The Partnership, the General Partner and JEDI have entered into a Designation Agreement in the form attached as Exhibit E;

               3.9 The General Partner, Hightower, NGP, JEDI and First Union have entered into an Agreement Re: Conversion Event in the form attached as Exhibit F;

               3.10 The Partnership and ECT Securities have entered into a Advisory Services Contract in the form attached as Exhibit G;

               3.11 The General Partner has delivered to JEDI a certificate of its president and secretary in the form attached as Exhibit H; and

               3.12 Thompson & Knight, counsel to Titan, has delivered to JEDI its legal opinion in the form attached as Exhibit I.

     4. Representations and Warranties of Titan. The General Partner and the Partnership hereby represent and warrant, jointly and severally, to JEDI as follows, as of the date hereof, but it is expressly agreed by the parties hereto that each representation and warranty set forth in this Section 4 is made prior to and does not include or cover any of the assets and properties to be acquired in the Acquisition (it being acknowledged that the representation contained in Section 4.24 is being made notwithstanding such exclusion and the representation in such section refers to the Company Reserve Report used by Titan in connection with its evaluation of such assets and properties, but is not a representation as to such assets and properties):

               4.1    Organization and Qualification.

                      4.1.1 The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Related Documents and to consummate the transactions contemplated thereby. The Partnership is duly qualified to do business and is in good standing as a foreign limited partnership in each jurisdiction where the nature of the properties owned or the business transacted by the Partnership requires it to be so qualified, the failure of which would have a Material Adverse Effect.

                      4.1.2 The General Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and Related Documents and to consummate the transactions contemplated thereby. The General Partner is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned or the business transacted by the General Partner requires it to be so qualified, the failure of which would have a Material Adverse Effect.

               4.2    Capitalization.

                      4.2.1 The entire authorized capital stock of the General Partner consists of 100,000 shares of Common Stock of which 20,540 shares, other than the 5,135 shares of Common Stock to be issued to JEDI hereunder and the 2,567.5 shares of Common Stock to be issued to First Union pursuant to the First Union Purchase Agreement, are issued and outstanding, fully paid and nonassessable and held beneficially and of record by the shareholders as set forth on Schedule 4.2. There are no shares of Common Stock reserved for issuance.

                      4.2.2 Schedule 1 to the Limited Partnership Agreement and Schedule 1 to the Option Plan lists all of the issued and outstanding Units and Options, respectively, other than the 5,083,650 Units to be issued to JEDI hereunder and the 2,541,825 Units to be issued to First Union pursuant to the First Union Purchase Agreement, all of which are fully paid and nonassessable and held beneficially and of record by the partners or option holders, as applicable, set forth therein. Other than Units reserved for issuance upon exercise of the Options, there are no Units reserved for issuance.

                      4.2.3 Upon issuance, the Securities will be validly issued, fully paid and non-assessable. Other than the Options or as set forth in the Limited Partnership Agreement or the Shareholders Agreement, there are no outstanding subscriptions, options, convertible securities, indebtedness convertible into equity securities, warrants, calls or rights of any kind (issued, contracted for, granted by, or binding upon the General Partner or the Partnership) to purchase or otherwise acquire any security of or equity interest in the General Partner or the Partnership. Other than the Registration Rights Agreement, there are no outstanding registration rights relating to the capital stock of the General Partner or interests in the Partnership. All capital stock of the General Partner and partnership interests in the Partnership have been issued in compliance with exemptions from the registration requirements of federal and state securities laws, as applicable. Except as set forth in the Limited Partnership Agreement or the Shareholders Agreement, neither the General Partner nor the Partnership has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. Neither the General Partner (except with respect to the Partnership) nor the Partnership has any Subsidiaries.

               4.3 Authorization and Validity of Agreement and Related Documents. The General Partner has full corporate power and authority and the Partnership had full power and authority to execute and deliver this Agreement and the Related Documents, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement and the Related Documents by Titan and the consummation of the transactions contemplated thereby, have been duly authorized and approved by the Board of Directors of the General Partner and no other action on the part of Titan is necessary to authorize the execution, delivery and performance of this Agreement or the Related Documents by Titan and the consummation of the transactions contemplated thereby. This Agreement and the Related Documents have been duly executed and delivered by Titan and are valid and binding obligations of Titan enforceable against Titan in accordance with their respective terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

               4.4 Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement and the Related Documents by Titan and the consummation by Titan of the transactions contemplated thereby will not, with or without the giving of notice or the lapse of time or both: (i) violate, conflict with, or result in a breach or default under any provision of the charter or bylaws of the General Partner or the Limited Partnership Agreement; (ii) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Titan or by which any of its properties or assets may be bound; (iii) require any filing by or with, or require Titan to obtain any Permit from, or require Titan to give any notice to, any governmental or regulatory body, agency or authority other than as set forth on Schedule 4.4 attached hereto; or (iv) other than as set forth on
Schedule 4.4 attached hereto, result in a violation or breach by Titan of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Titan (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance other than a Permitted Encumbrance upon any of the properties or assets of Titan under any of the terms, conditions, or provisions of any Permit, Contract, Lease or other instrument or obligation to which Titan is a party, or by which it or any of its properties or assets may be bound.

               4.5 No Amendments to Governing Documents. The Articles of Incorporation of the General Partner have not been amended since their filing with the Secretary of State of Texas on March 30, 1995 and, other than in connection with this Agreement, the Bylaws of the General Partner have not been amended since their initial adoption by the Board of Directors on March 30, 1995. Other than in connection with this Agreement, the Limited Partnership Agreement, including Schedule 1 thereto, has not been amended since its execution as of March 31, 1995. The Option Plan, including Schedule 1 thereto, has not been amended since its effective date.

               4.6 Title to Properties. The Partnership has Defensible Title to its Oil and Gas Properties. The Partnership has title to all of its real and personal property other than the Oil and Gas Properties free of all Encumbrances other than the Permitted Encumbrances. Schedule 4.6 sets forth a complete description of all real and personal property owned by the General Partner and having a value in excess of $100,000. The General Partner has title to all of its real and personal property free of all Encumbrances other
than the Permitted Encumbrances.   Schedule 1.1 contains a complete and
accurate list of the status of any "payout" balance, as of the dates shown in
Schedule 1.1, for each well that is subject to a reversion or other adjustment at some level of cost recovery or payout.

               4.7 Contracts. Except as set forth in Schedule 4.7, Titan is not a party to or otherwise bound by:

                      4.7.1 other than the Employment Agreement, any Contract for the employment of any officer, employee or other person (whether of a legally binding nature or in the nature of informal understandings) on a full- time or consulting basis which is not terminable on notice without cost or other liability to Titan, except normal severance arrangements and accrued vacation pay;

                      4.7.2 other than the Option Plan, any bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option or other plan, contract or understanding pursuant to which benefits are provided to any employee of Titan (other than group insurance plans applicable to employees generally);

                      4.7.3 other than the Credit Agreement and the instruments executed in connection therewith and any capital lease of assets not exceeding a total cost to Titan in excess of $25,000, any Contract relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of Titan; or any guaranty of any obligation for borrowed money or otherwise;

                      4.7.4 other than the Anadarko Agreement, the Credit Agreement, any Contracts relating to hedges and commodity swaps entered into with First Union, Enron Capital & Trade Resources Corp. and Texas Commerce Bank National Association (or any of their respective Affiliates) (the "Hedge Agreements") and any Contracts entered into in the normal course of Titan's sale of Substances, any tax sharing agreement or any Contract providing for environmental indemnification of another party;

                      4.7.5 other than the Shareholders Agreement, the Limited Partnership Agreement and the General Partner's Articles of Incorporation, any voting trust or agreement, shareholders' agreement, pledge agreement, buy-sell agreement or first refusal or preemptive rights agreement relating to any securities of Titan;

                      4.7.6 other than the Options, any Contract or obligation (contingent or otherwise) to issue, sell or otherwise distribute or to repurchase or otherwise acquire or retire any share of its capital stock or partnership interests, as applicable, or any of its other equity securities;

                      4.7.7 other than the Limited Partnership Agreement, Shareholders Agreement, Registration Rights Agreement, Option Plan, Employment Agreement, Financial Advisory Services Contract, Non-Compete Agreements, the Administrative Services Contract with Staley Operating Co., dated March 31, 1995, and the purchase agreement pursuant to which Titan acquired Oil and Gas Properties and related assets from certain of its officers and their affiliates, any Contract with any affiliate;

                      4.7.8 any Contract under which it has granted any person any registration rights, other than the Registration Rights Agreement;

                      4.7.9 any Contract under which it has limited or restricted its right to compete with any person in any respect;

                      4.7.10 other than the Hedge Agreements, any Contract for the sale, exchange or other disposition of Substances produced from the Oil and Gas Properties that is not cancelable without penalty on not more than 60 days prior written notice;

                      4.7.11 any option to purchase or call on the Substances produced from the Oil and Gas Properties;

                      4.7.12 any material Contract that contains terms or conditions that are not customary in the oil and gas industry; or

                      4.7.13 any other Material Contract not described in the foregoing provisions of this 4.7.

               4.8 Status of Contracts. All of the Contracts and other obligations of Titan that relate to its properties (i) are in full force and effect, and (ii) neither Titan nor, to the knowledge of Titan, any other party to the Contracts (a) is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of its obligations thereunder to the extent that such breaches or defaults could have a Material Adverse Effect or (b) has given or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of any Contract.

               4.9 Permits and Intellectual Property. Titan possesses all Permits and Intellectual Property which are necessary to its business as presently conducted. All of the foregoing items are in full force and effect. Titan has not received any notice that it is infringing upon the Intellectual Property of any other person, and Titan is not aware of any such infringement.

               4.10 Compliance with Laws. Titan has complied and is in compliance with all applicable federal, state, municipal and other political subdivision or governmental agency statutes, ordinances and regulations in every applicable jurisdiction, in respect of the ownership of its properties and the conduct of its business, including, without limitation, all occupational safety and health, fair employment, equal opportunity and
antitrust laws, rules and regulations.   Titan is not aware of any facts,
conditions or circumstances in connection with, related to or associated with its properties or the ownership or operation of any thereof that could reasonably be expected to give rise to any claim or assertion that Titan, its properties or the ownership or operation of any thereof is not in compliance with any applicable law, rule, regulation, ordinance, order, decision or decree of any governmental authority or with any term or conditions of any applicable permit, license, approval, consent, certificate or other authorization.

               4.11 Environmental Laws and Regulations. Except as is set forth on Schedule 4.11.1 or in the written environmental assessment reports previously delivered to JEDI and listed on Schedule 4.11.2, (i) Titan, its properties and the ownership and operation thereof are in compliance with all applicable Environmental Laws and all prior instances of non-compliance have been fully and finally resolved to the satisfaction of all governmental authorities with jurisdiction over such matters; (ii) neither Titan, its properties, nor the ownership or operation thereof is subject to any Environmental Claim or Environmental Liabilities, arising from, based upon, associated with or related to the properties or the ownership or operation of any thereof; (iii) Titan has not received any notice of any Environmental Claim, Environmental Liabilities or any violation or non-compliance with any Environmental Law, arising from, based upon, associated with or related to its properties or the ownership or operation of any thereof; (iv) no Hazardous Materials are present, or have been handled, managed, stored, transported, processed, treated, disposed of, released, migrated or have escaped on, in, from, under or in connection with Titan's properties or the ownership or operation of any thereof, such as to cause a condition or circumstance that could reasonably be expected to result in an Environmental Claim or Environmental Liabilities or a violation of any Environmental Law; and (v) Titan is not otherwise aware of any facts, conditions or circumstances in connection with, related to or associated with its properties or the ownership or operation of any thereof, that could reasonably be expected to give rise to any Environmental Claim, Environmental Liabilities or any claim or assertion that Titan, its properties or the ownership or operation thereof are not in compliance with all Environmental Laws.

               4.12 Production Balances and Penalties; Other Production Sales Matters. Except as set forth on Schedule 4.12 or as otherwise could not either individually or in the aggregate cause a Material Adverse Effect (i) none of the purchasers under any production sales contracts is entitled to "make-up" or otherwise receive deliveries of Substances without paying at the time of such deliveries the full contract price therefor by reason of prior payments; (ii) none of the purchasers under any production sales contracts has exercised any economic out provision; (iii) none of the purchasers under any production sales contracts has curtailed its takes of natural gas in violation of such contracts; (iv) none of the purchasers under any production sales contracts has given notice that it desires to amend the production sales contracts with respect to price or quantity of deliveries under take-or-pay provisions or otherwise; (v) no person is entitled to receive any portion of the interest of the Partnership in any Substances or to receive cash or other payments to "balance" any disproportionate allocation of Substances under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement, gas transportation or other similar agreements; and (vi) Titan is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Oil and Gas Properties in excess of the contract requirements.

               4.13 Well Status. As of the date of this Agreement, the Partnership's accrued plugging and abandonment liabilities are less than $100,000 with respect to all wells located on the Oil and Gas Properties that
(i) Titan is currently obligated by law or contract to presently plug and abandon; (ii) Titan will be obligated by law or contract to plug and abandon with the lapse of time or notice or both because the well is not currently capable of producing Substances in commercial quantities or otherwise currently being used in normal operations; (iii) are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the Oil and Gas Properties; or (iv) to the best knowledge of Titan, have been plugged and abandoned but have not been plugged in accordance in all material respects with all applicable requirements of each regulatory authority having jurisdiction over the Oil and Gas Properties.

               4.14 Current Commitments. Schedule 4.14 contains a true and complete list as of the date of this Agreement of all authorities for expenditures ("AFEs") to drill or rework wells or for capital expenditures pursuant to any of the Contracts having a cost to the Partnership in excess of $500,000 that either (i) have been proposed by any person on or after August 1, 1995 or (ii) not been fully funded by all parties participating in such AFE.

               4.15 Litigation and Claims. There is no litigation at law or in equity, and no proceeding or investigation before or by any governmental agency pending or, to the knowledge of Titan, threatened against or affecting Titan or its properties or the transactions contemplated in this Agreement or the Related Documents and Titan is not aware of any facts, conditions or circumstances in connection with, related to or associated with its properties or the ownership or operation of any thereof that could reasonably be expected to give rise to any such claim, demand, filing, investigation, administrative proceeding, action, suit or other legal proceeding. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or affecting Titan or its properties or business. Titan has not received any notice from any governmental authority or any other person (including employees) (i) claiming any violation or repudiation of the Oil and Gas Properties or any violation of any law, rule, regulation, ordinance, order, decision or decree of any governmental authority (including, without limitation, any such law, rule, regulation, ordinance, order, decision or decree concerning the conservation of natural resources) or
(ii) requiring, or calling attention to the need for, any work, repairs, construction, alterations, installations, remediation, response, removal or abatement actions, restoration, investigation or monitoring of, on, in, under, in connection with or related to its properties or the ownership or operation of any thereof. There is no action or suit by Titan pending or threatened against others.

               4.16 Production Burdens, Taxes, Expenses and Revenues. All rentals, royalties, excess royalty, overriding royalty interests and other payments due under or with respect to the Oil and Gas Properties have been properly and timely paid. All Taxes which have become due and payable by Titan have been properly and timely paid. No waiver of the time to assess any Tax is in effect and no request for a waiver is pending. All expenses payable under the terms of the Contracts have been properly and timely paid except for such expenses as are being currently paid prior to delinquency in the ordinary course of business or that are being contested in good faith, for which reserves or other provisions, if appropriate, have been made and reflected in the Interim Balance Sheet. All of the proceeds from the sale of Substances are being properly and timely paid to Seller by the purchasers of production without suspension or indemnity other than standard division order indemnities.

               4.17 Financial Statements. The General Partner has delivered to JEDI the unaudited balance sheets of the General Partner and the Partnership for the six-month period ended September 30, 1995 (the "Interim Balance Sheet") and the related unaudited statements of income and cash flows (all of the foregoing being referred to as the "Financial Statements"). The Financial Statements have been prepared in accordance with the books and records of Titan and present fairly the financial position of Titan at the dates indicated and the results of its operations for the periods indicated.

               4.18 Books and Records. The books and records of Titan (including the books and records of account) are in all material respects complete and correct and reflect the record of all financial affairs, meetings and proceedings of the Board of Directors and the shareholders of the General Partner and the partners of the Partnership.

               4.19 Absence of Undisclosed Liabilities. Except with respect to liabilities incurred pursuant to the terms of the Credit Agreement or as reflected in the Interim Balance Sheet or on Schedule 4.19 hereto, Titan has not incurred, and none of its assets or properties are subject to, any absolute or contingent liabilities or obligations other than liabilities arising in the ordinary course of their business since the date of the Interim Balance Sheet. Titan is not aware of any facts in existence on the date hereof which might serve as the basis for any such liability or obligation which are not disclosed on the Interim Balance Sheet.

               4.20 Absence of Changes. Since the date of the Interim Balance Sheet, there has not been:

                      4.20.1 any event either individually or in the aggregate, which could cause a Material Adverse Effect;

                      4.20.2 any obligation or liability incurred by Titan or any agreement to issue any such obligation or liability other than in the ordinary course of its business, as contemplated by or described in the Interim Balance Sheet or incurred pursuant to the terms of the Credit Agreement;

                      4.20.3 any direct or indirect redemption, purchase or other acquisition by Titan of any shares of its equity securities, or any declaration, setting aside or payment of any dividends or other distributions in respect of any such securities or agreement to do so;

                      4.20.4 any material reduction in the rate of production of Substances from any of the Oil and Gas Properties other than changes (i) in the ordinary course of operation, (ii) that result from depletion in the ordinary course of operation and (iii) that result from variances in markets for Substances ; or

                      4.20.5 any Casualty Loss with respect to any of the Oil and Gas Properties, whether or not covered by insurance.

               4.21 Employee Benefit Plans. None of the Employee Benefit Plans are subject to Title IV of ERISA or the minimum funding obligations of
Section 412 of the Code, and Titan and any entity required to be aggregated therewith pursuant to Section 414(b) or (c) of the Code have no liability under Title IV of ERISA or under Section 412(f) or 412(n) of the Code.

               4.22 No Brokers. Other than the advisory fees to be paid to ECT Securities and the payments due by Titan to The Windrock Group, Ltd. (or its Affiliates), Titan has no direct or indirect agreement with any person, firm or corporation for the payment of any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein.

               4.23 Governmental Regulation. Titan is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended, nor is Titan subject to regulation under the Federal Power Act, the Interstate Commerce Act or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

               4.24 Reserve Report. Reserve Report. Titan has delivered to Buyer (i) a copy of a reserve report prepared by the Company dated October 16, 1995 entitled "Titan Resources, L.P. Andarko Purchase Economics Book 1 and Book 2 prepared by Rodney Woodard" covering the Oil and Gas Properties being acquired in the Acquisition (the "Company Reserve Report"), and (ii) a reserve report prepared by Williamson Petroleum Consultants ("Williamson Report") dated October 12, 1995, with respect to all of the Partnership's existing Oil and Gas Properties (collectively, the "Reserve Reports") relating to the oil and gas reserves attributable to the Oil and Gas Properties owned by the Partnership (collectively, the "Reserves"). The estimates of the Reserves in the Company's Reserve Report were prepared in accordance with standard geological and engineering methods generally applied by Titan, which, to Titan's knowledge, are consistent with those accepted in the oil and gas industry, and were based upon historical factual information provided to it by Anadarko. The estimates of the Reserves in the Williamson Report were prepared in accordance with standard geological and engineering methods generally accepted in the oil and gas industry. The estimates of the lease operating expenses in the Williamson Report are reasonable and represent the historical experience of the Oil and Gas Properties covered therein. The historical factual information relied on in connection with the preparation of the Williamson Report was accurate and complete in all material respects. The Company is not aware of any facts which have caused it to question the factual information upon which the Reserve Reports were based.

               4.25 Disclosure. No representation or warranty by Titan in this Agreement (including the Schedules attached hereto) or in any certificate or other document delivered by or on behalf of Titan to JEDI in connection herewith, contains any untrue statement of a material fact, or omits to state a material fact which would be necessary to make the statements contained herein or therein not misleading. There is no fact known to Titan that either individually or in the aggregate could result in a Material Adverse Effect that has not been set forth in this Agreement or otherwise disclosed in writing to JEDI in connection herewith other than matters generally affecting the oil and gas industry. Titan has provided to JEDI a true and correct copy of the Anadarko Agreement and has provided or otherwise made available for review by JEDI and its agents and representatives, all of the documents, instruments, reports, opinions and other records and written information provided to Titan by or on behalf of Anadarko Petroleum Corp. as of the date hereof in connection with the Acquisition (the "Acquisition Information").

     5. Representations and Warranties of JEDI. JEDI represents and warrants to Titan as follows:

               5.1 Authorization and Validity of Agreement. JEDI is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Related Documents and to consummate the transactions contemplated thereby.
The execution, delivery and performance of this Agreement and the Related Documents by JEDI and the consummation of the transactions contemplated thereby, have been duly authorized and approved by the Board of Directors of the general partner of JEDI, and no other action on the part of JEDI is necessary to authorize the execution, delivery and performance of this Agreement and the Related Documents by JEDI and the consummation of the transactions contemplated thereby. This Agreement and the Related Documents have been duly executed and delivered by an authorized officer of the general partner of JEDI and are valid and binding obligations of JEDI enforceable against JEDI in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

               5.2 Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement and the Related Documents by JEDI and the consummation by JEDI of the transactions contemplated thereby will not, with or without the giving of notice or the lapse of time or both: (i) violate, conflict with, or result in a breach or default under any provision of the limited partnership agreement of JEDI or the charter or bylaws of its general partner; (ii) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to JEDI or by which any of its properties or assets may be bound; (iii) require any filing by with, or require JEDI to obtain any Permit from, or require JEDI to give any notice to, any governmental or regulatory body, agency or authority; or (iv) result in a violation or breach by JEDI of, conflict with, constitute (with or without due notice or lapse of time or both) a default by JEDI (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance upon any of the properties or assets of JEDI under any of the terms, conditions, or provisions of any Permit, Contract, Lease or other instrument or obligation to which JEDI is a party, or by which it or any of its properties or assets may be bound.

               5.3 No Brokers. Other than the advisory fees to be paid to ECT Securities, JEDI has no direct or indirect agreement with any person, firm or corporation for the payment of any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein.

               5.4 Compliance with Securities Laws. JEDI represents that it is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933, as amended. JEDI further represents and warrants that it has reviewed all of the representations and warranties set forth in Section
10.1 of the Partnership Agreement, which (except for Sections 10.1(i) and 10.1(k)(i)) are incorporated herein by reference as if fully set forth herein, and hereby makes such incorporated representations and warranties with respect to its acquisition of the Common Stock as well as its acquisition of the Units.

               5.5 Acknowledgment of Risks; Availability of Information; Independent Engineering. JEDI acknowledges that the purchase of Securities involves a number of significant risks and that an investment in Titan may result in a loss of all or part of its investment in the Securities. JEDI has carefully evaluated these risks before making a decision to purchase the Securities. JEDI further acknowledges that (i) Titan has made available to JEDI and its attorneys, accountants, engineers and other advisors, (hereafter collectively, the "Purchaser Advisors"), prior to any issuance of the Securities, all documents or other matters that they have requested relating to Titan and its proposed operations and an investment in Titan or any other matters requested by such persons, (ii) Titan has accorded JEDI and the Purchaser Advisors the opportunity to review files of Titan relating to its currently owned properties and the Acquisition Information and to ask questions and receive answers from Titan and the engineering, legal, accounting and other advisors of Titan to all their questions concerning Titan and its operations and an investment in Titan and such other matters raised by JEDI and the Purchaser Advisors, (iii) Titan





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
has provided documents, responses to questions and other materials, (iv) JEDI has conducted its own independent engineering review of Titan's Oil and Gas Properties and the properties to be acquired by Titan in the acquisition; and
(v) JEDI acknowledges that Titan has identified to it certain properties which were initially contemplated to be acquired by Titan in the Acquisition which are now contemplated to be sold by Anadarko to certain third parties as of the effective date of the Acquisition (resulting in an approximately $14.4 million reduction in the purchase price).

     6. Covenants. From and after the date hereof for so long as JEDI or an Affiliate of JEDI continues to own the Units or Shares of Common Stock initially purchased hereunder, the parties agree as follows:

               6.1 Financial Reports. Titan shall deliver monthly financial statements to JEDI including a balance sheet and related income statement and covering the matters provided for in Section 7.3(a) of the Limited Partnership Agreement. In addition, Titan shall concurrently deliver to JEDI reports, on an aggregate basis, relating to Titan's monthly production volumes, revenues, sales volumes, lease operating expenses, capital expenditures, net cash flow and such other information as JEDI may reasonably request in writing from time to time. The foregoing reports shall be delivered monthly within the time periods set forth in Section 7.3(a) of the Limited Partnership Agreement.

               6.2 Amendment of Agreements. During any period in which JEDI owns an equity interest in Titan, Titan shall not, without the prior written consent of JEDI, (i) amend the Financial Advisory Services Contract(other than an amendment thereto to increase the fee payable thereunder by $10,000 per annum, to be entered into concurrently with or promptly after the consummation of the purchase of the Securities) nor enter into any similar agreement with NGP or (ii) make any preferential distributions or payments to NGP.

               6.3 ERISA Status of JEDI. Upon the request of Titan at the time of admission of any additional limited partners after the date hereof or at the time any action is to be taken to adjust sharing ratios of the partners, JEDI will provide a certificate to Titan stating whether at that time JEDI is or is not (i) an employee benefit plan as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not subject to the provisions of Title I of ERISA), (ii) a plan described in Section 4975(e)(1) of the Code, or (iii) any other entity that is treated as a "benefit plan investor," within the meaning of United States Department of Labor Regulation Section 2510.3-101(f)(2) other than a government plan wholly exempt from the coverage of ERISA.

     7.        Claims.

               7.1 Survival. The liability of JEDI and Titan under each of their respective representations, warranties and covenants contained in this Agreement shall survive the execution and delivery of this Agreement and the Related Documents, notwithstanding any investigation made by or on behalf of the other party. Any assertion by JEDI that either the Partnership or the General Partner is liable for the inaccuracy of any representation or warranty or the breach of any covenant under the terms of this Agreement or the Related Documents must be made (i) pursuant to the terms of this Section 7 and (ii) in writing and must be given to the Partnership not later than the first Business Day after the first anniversary of the date hereof. The notice shall state the facts known to JEDI giving rise to such notice in sufficient detail to allow the Partnership and the General Partner to evaluate the claim.

               7.2 Demands. The parties hereto agree that JEDI shall not have the right to make a claim with respect to, or receive any recovery for, a breach by the General Partner or the Partnership of a representation, warranty or covenant hereunder until the aggregate amount of losses suffered by JEDI as a result of all such breaches exceeds $500,000, at which time the General Partner and the Partnership shall thereafter be jointly and severally liable for all losses incurred in excess of such amount, subject to Section 7.3 below. In determining whether JEDI has incurred or suffered a loss for purposes of this Section 7.2, JEDI shall combine, without duplication, (i) all direct losses suffered by JEDI as a result of any claim made pursuant to the terms of this Section 7 and (ii) JEDI's proportionate share of any direct losses suffered or incurred by Titan as the result of any act, event, condition or omission that gives rise to a claim by JEDI pursuant to the terms of Section
7.1. JEDI's proportionate share as referenced in clause (ii) above shall be deemed to be 18.18% with respect to direct losses incurred by Titan. All payments made to JEDI pursuant to the terms of this Section 7 shall be grossed up to compensate JEDI for payments it is deemed to be making to itself as a result of its equity investment in Titan.

               7.3 Claim Cap. When JEDI has been paid $5,000,000 pursuant to Section 7.2, JEDI shall not be entitled to make any additional claims against or receive any additional payments from Titan with respect to losses arising as a result of any breaches of representations or warranties under Sections 4.6., 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.19,
4.20, 4.24 or 4.25. Under no circumstances shall the aggregate amount paid to JEDI pursuant to Section 7.2 exceed $10,000,000.

     8.        Miscellaneous.

               8.1 Expenses. The Partnership shall reimburse JEDI for all of JEDI's legal fees, professional fees and other transaction costs incurred in the evaluation and negotiation of this Agreement and the Related Documents; provided, however, that the Partnership's obligations with respect to such fees and costs shall not exceed $30,000. The Partnership shall promptly reimburse JEDI for such expenses upon presentation to the Partnership of a statement of such





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
expenses. All expenses of Titan (including all broker's or finder's fees or commissions) shall be paid by Titan.

               8.2 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

                      If to Titan, addressed to:

                               Titan Resources I, Inc.
                               500 West Texas, Suite 500
                               Midland, Texas 79701
                               Attention: Mr. Jack Hightower
                               Telecopy: (915) 687-0192

                      with a copy to:

                               Mr. Jeff Zlotky
                               Thompson & Knight
                               1700 Pacific Avenue, Suite 3300
                               Dallas, Texas 75201-4693
                               Telecopy: (214) 969-1751

                      If to JEDI, addressed to:

                               Joint Energy Development Investments Limited
                               Partnership
                               1400 Smith Street
                               Houston, Texas 77002
                               Attention: Mr. Wynne M. Snoots, Jr.
                               Telecopy: (713) 646-3750

                      with a copy to:

                               Mr. Keith Power
                               Joint Energy Development Investments Limited
                               Partnership
                               1400 Smith Street
                               Houston, Texas 77002
                               Telecopy: (713) 646-3602

     Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

               8.3 Amendments. This Agreement may be amended only by an instrument in writing signed by the parties hereto.

               8.4 Remedies. In addition to the remedies available to JEDI under Section 7 with respect to the covenants or agreements of Titan following the date hereof, such covenants and agreements shall be specifically enforceable by JEDI (to the extent that such covenants and agreements run in favor of JEDI), and Titan and the Subsidiaries agree to waive the posting of any bond in connection with the issuance of any injunction or other equitable relief in connection therewith. These remedies shall constitute the exclusive remedies available to JEDI with respect to the covenant or agreements of Titan hereunder.

               8.5 Governing Law. The provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (excluding any conflicts-of-law rule or principle that might refer same to the laws of another jurisdiction), except to the extent that same are mandatorily subject to the laws of another jurisdiction pursuant to the laws of such other jurisdiction.

               8.6 Entire Agreement; Waivers. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

               8.7 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; provided, that (1) all rights and benefits granted to JEDI by this Agreement shall be freely assignable by JEDI with the proper transfer of JEDI's shares of Common Stock or Units, and (2) this Agreement may not be assigned by Titan except upon the prior written consent of JEDI. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

               8.8 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, JEDI and Titan shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

               8.9 Headings. The headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

               8.10 Singular and Plural. Words used herein in the singular, except where the context would otherwise require, shall be deemed to include the plural and vice versa. The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

               8.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                     TITAN RESOURCES I, INC.

                                     By: /s/ JACK HIGHTOWER
                                        ---------------------------------------
                                        Name: Jack Hightower
                                             ----------------------------------
                                        Title: President
                                              ---------------------------------


                                     TITAN RESOURCES, L.P.
                                                          -

                                     by Titan Resources I, Inc.
                                      its General Partner

                                     By: /s/ JACK HIGHTOWER
                                        ---------------------------------------
                                        Name: Jack Hightower
                                             ----------------------------------
                                        Title: President
                                              ---------------------------------


                                     JOINT ENERGY DEVELOPMENT
                                     INVESTMENTS LIMITED PARTNERSHIP

                                     By:  Enron Capital Management Limited
                                          Partnership, its general partner

                                     By:     Enron Capital Corp.,
                                             its general partner

                                     By:  /s/ WYNNE SNOOTS, JR.
                                        ---------------------------------------
                                        Name: Wynne Snoots, Jr.
                                             ----------------------------------
                                        Title: Agent and Attorney in Fact
                                              ---------------------------------